EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:	Thomas Stienessen
Chief Executive Officer
(507) 387-2265

NORTHERN STAR FINANCIAL, INC. REPORTS

FIRST QUARTER  RESULTS

MANKATO, Minnesota (October 14, 2002) - Northern Star Financial, Inc. (NASDAQ/OTC BB: “NSBK”) today announced results for the Company and its wholly owned subsidiary Northern Star Bank for the first quarter of the fiscal year ending June 30, 2003.

Northern Star Financial, Inc., the parent company of Northern Star Bank, reported a net loss of  $39,226 in the first quarter ended September 30, 2002 compared with a net loss of $395,805 in the first quarter of fiscal year 2002.  The Basic loss per share of $0.08 for the first quarter of the fiscal year ending June 30, 2003 compared with a Basic Loss per share of $0.83 during the first quarter of the fiscal year ending June 30, 2002.

The Company’s total assets increased to $48.8 million at the end of the first quarter up from $48.6 million for the fiscal year ending June 30, 2002.  Total deposits for the first quarter ended September 30, 2002 increased to $40.0 million up from $39.5 million for the fiscal year ending June 30, 2002. Loan receivables net of allowance for loan losses increased by $660 thousand over the prior fiscal year end.

Commenting on the announcement, Thomas Stienessen, Chief Executive Officer of Northern Star Financial, Inc. said, “ The results for the first quarter of fiscal year 2003 under-states the significant improvement in Northern Star Bank’s operating performance as compared to the same period in the prior fiscal year.  Northern Star Bank recorded an operating profit for the first quarter of fiscal year 2003 of $0.18 per share as compared to an operating loss of $0.13 per share for the first quarter of fiscal year 2002.   Stienessen announced improvements in both net interest income and in non-interest income when saying, “Net interest income increased by $160,000 and non-interest income improved by $91,000 over that of the first quarter of fiscal year 2002”.  Stienessen indicated that the improvement in these areas more than off-set the increase in non-interest expenses associated with expansion into the St. Cloud market and the expenses incurred in connection with litigation associated with the tenure of a former director.  Stienessen noted that the St. Cloud bank commenced operations on August 15, 2001.

Non-interest expenses for the first quarter of fiscal year 2003 increased by $168,000 or 49% over the same period in fiscal year 2002.

Northern Star Financial operates Northern Star Bank, a community bank located in Minnesota. The Bank operates two full-service offices that are located in Mankato and St. Cloud, Minnesota.

The following table summarizes certain historical financial data of Northern Star Financial, Inc. and its subsidiary on a consolidated basis as of and for the three months ended September 30, 2002 and 2001.

	For the Three Months Ended September 30,
	2002	2001
Statement of Income:
Interest income	$743,537	$686,788
Interest expense	404,486	507,565
Net interest income	339,051	179,223
Provision for loan losses	21,000	294,400
Other non-interest income	153,236	62,028
Non-interest expense	510,513	342,656
Income (loss) before income tax expense	(39,226)	(395,805)
Income tax expense (benefit)	—	—
Net income (loss)	$(39,226)	$(395,805)
Balance Sheet:
Assets	48,803,383	42,549,313
Allowance for loan losses	680,786	528,801
Deposits	40,002,850	35,038,724
Shareholders’ equity	1,888,584	2,644,399

Per Share Data:
Net income (loss) - basic	$(0.08)	$(0.83)
Net income (loss) - diluted	$(0.08)	$(0.83)
Book value	3.94	5.51

Other Data
Average shares outstanding - basic	479,506	479,506
Average shares outstanding - diluted	479,506	479,506

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER.

Statements that Northern Star Financial may publish, including those in this announcement that are not strictly historical, are “forward-looking” statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.